Exhibit 99.1

FOR IMMEDIATE RELEASE

Quanome Receives US$13.5 Million Customer Service Prepayment

for Dedicated AI Inference Services; First Major Financial Milestone Under New AI Computing Business

First Cash Milestone Payment Under 60-Month Enterprise Order Supports Procurement

and Build-Out of Dedicated AI Computing Capacity

NEW YORK, NY, Oct. 29, 2026 (GLOBE NEWSWIRE) -- Quanome Technologies, Inc. (Nasdaq: QNME) (“Quanome” or the “Company”) today announced that XDT Infrastructure I, LLC (“XDT”), an indirect wholly-owned subsidiary of Quanome, has received its first milestone payment in the amount of US$13.5 million from an enterprise customer. The payment is the first customer payment toward the prepayment disclosed in Quanome’s Current Report on Form 8-K filed on October 5, 2026.

Under the customer agreement, the prepayment is payable in tranches tied to procurement milestones for the servers underlying the customer’s dedicated capacity. XDT intends to apply the prepayment substantially toward the procurement of the servers and the related build-out of the dedicated capacity.

“Receipt of this first customer payment is an important commercial milestone for Quanome and our subsidiary team at XDT,” said Yang Li, CEO of Quanome Technologies. “In a matter of weeks, we have progressed from committing to our initial infrastructure, securing a long-term enterprise order, and receiving customer funding that supports the build-out of dedicated capacity. Our focus now is delivery, deploying the infrastructure, satisfying the remaining conditions and preparing to begin service for our new customer.”

Quanome focuses on opportunities across four strategic pillars: Quantum and AI Systems; Quantum Life Sciences – Molecular Discovery; Advanced Nuclear; and Quantum-Safe Cybersecurity. XDT is the Company’s commercial AI infrastructure initiative within the Quantum and AI Systems pillar. Through XDT, Quanome is developing a managed AI computing business that gives enterprise customers access to dedicated computing capacity to run trained AI models and process new information and generate outputs, all without having to build and operate the underlying infrastructure themselves.

Quanome’s receipt of the US$13.5 million payment marks the next step in XDT’s commercial development. Quanome first announced an approximately US$18.8 million purchase agreement for 32 GPU server units in September 2026. It subsequently entered into a second purchase agreement for an additional 32 GPU server units at an aggregate price of approximately US$18.8 million and announced XDT’s first enterprise customer agreement.

XDT’s initial order with the customer has a 60-month commitment term commencing on the service-ready date and a total commitment value exceeding US$100 million, payable as a fixed monthly commitment fee. The monthly commitment is not reduced for usage below committed levels. Service commencement remains subject to the applicable service-start conditions.

The GPU server units under both purchase agreements are expected to be delivered to a designated data center in the United States, subject to the applicable commercial, supply-chain and operational conditions.

Ends.

Media / Investor Relations Contact

www.quanometech.com

investor@quanometech.com

NOTES TO EDITORS

About Quanome Technologies

Quanome Technologies, Inc. (Nasdaq: QNME) focuses on opportunities across four strategic pillars: Quantum and AI Systems; Quantum Life Sciences – Molecular Discovery; Advanced Nuclear; and Quantum-Safe Cybersecurity. The Company combines commercial initiatives with the development of a global scientific network through its Global Quantum Council and Scientific Advisory Network. XDT is Quanome’s commercial AI infrastructure initiative within the Quantum and AI Systems pillar. Through XDT, Quanome is developing a managed AI computing business designed to give enterprise customers access to dedicated computing capacity for running AI applications.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the application and use of customer prepayments; the purchase, delivery and deployment of GPU server units; the satisfaction of procurement and service-start conditions; the anticipated commencement of services under XDT’s customer agreement; the expected term, fees and commercial benefits of the initial order; the development and expansion of XDT; and anticipated customer and revenue opportunities. These statements are based on current plans, assumptions and expectations and involve risks and uncertainties. Actual results and timing may differ materially due to, among other things, the satisfaction of contractual conditions, customer requirements, availability and deployment of computing infrastructure, supplier and data-center performance, technical and operational matters, third-party performance, financing availability, regulatory and export-control requirements, and the accounting treatment of customer payments and service revenue. There can be no assurance that GPU server units will be delivered on the expected schedule, that services will commence on the expected timetable, that additional prepayments will be received, that the order will generate the anticipated value, or that XDT will achieve its intended commercial objectives. Additional risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.